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                                                                   Exhibit 99.2

[COMERICA LOGO]

                           REAFFIRMATION OF GUARANTY

     This REAFFIRMATION OF GUARANTY (this "Reaffirmation") is made as of July 26, 2002, by the undersigned ("Guarantor") for the benefit of Comerica Bank-California ("Bank").

RECITALS

     Bank and Douglas B. Otto ("Borrower") have entered into that certain Private Access Line Variablerate-Demand Note and Letter Agreement, dated as of March 26, 2002 (as amended, restated, modified, supplemented, or revised from time to time, and collectively referred to as the "Loan Agreement").

     In order to induce Bank to enter into the Loan Agreement with Borrower and to extend financing to Borrower thereunder, and in consideration thereof, Guarantor has executed for the benefit of Bank that certain Guaranty, dated as of March 26, 2002 (the "Guaranty").

     Borrower and Bank have entered into that certain Modification to the Private Access Line Variablerate-Demand Note, dated as of July 26, 2002, (the "Amendment"), pursuant to which Bank and Borrower have made certain amendments to the terms and conditions of the Loan Agreement.

     In order to induce Bank to continue to extend financing to Borrower in connection with the Loan Agreement as amended by the Amendment and in consideration thereof, Guarantor desires to reaffirm its obligations to Bank under the Guaranty.

     NOW THEREFOR, Guarantor agrees as follows:

     1. Guarantor hereby ratifies and reaffirms the continuing effectiveness of the Guaranty and each of its obligations to Bank thereunder.

     2. The Guaranty shall remain in full force and effect with respect to the guaranty of all Borrower's obligations to Bank under the Loan Agreement as amended by the Amendment and otherwise. Guarantor affirms that Guarantor has no defense against its obligations to Bank under the Guaranty.

     3. Unless otherwise defined, all initially capitalized terms in this Reaffirmation shall be as defined in the Guaranty.

     IN WITNESS WHEREOF, the undersigned Guarantor has executed and delivered this Reaffirmation as of the date first above written.

                                       DECKERS OUTDOOR CORPORATION,
                                       A DELAWARE CORPORATION


                                       By: /s/ [ILLEGIBLE]
                                           ------------------------------------
                                       Title: CFO
                                              ---------------------------------